  Exhibit 3.2
AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
OF THE SERIES A CONVERTIBLE PREFERRED STOCK
OF
IMAGEWARE SYSTEMS, INC.,
A Delaware corporation

Pursuant to Section 228(a) of the
Delaware General Corporation Law

On behalf of ImageWare Systems, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), the Company’s Board of Directors (the “Board”) and the holders of two-thirds (2/3rds) of the issued and outstanding shares of Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) have duly approved and adopted the following resolution amending the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designation”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”):

1.           Sections 1(a) and 1(b) of the Certificate of Designation shall be deleted in their entirety and replaced with the following:

1.
Designation and Rank.

(a) The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”). The maximum number of shares of Series A Preferred shall be Thirty Eight Thousand (38,000) shares. The Series A Preferred shall rank senior to the Company’s common stock, par value $0.01 per share (the “Common Stock”), and except as provided in Section 1(b) below, to all other classes and series of equity securities of the Company which by their terms rank junior to the Series A Preferred (“Junior Stock”).

(b) The Series A Preferred shall be subordinate to and rank junior to the Company’s Series B Preferred Stock (“Series B Preferred”), Series C Convertible Preferred Stock (“Series C Preferred”), and all indebtedness of the Company now or hereafter outstanding. The date of original issuance of the Series A Preferred is referred to herein as the “Issuance Date”.

IN WITNESS WHEREOF, the undersigned have duly signed this Amendment to the Certificate of Designation as of this 10th day of September 2018.

ImageWare Systems, Inc.

/s/ S. James Miller, Jr.
By: S. James Miller, Jr.
Title: Chief Executive Officer and Director